Exhibit 99
                          [NCT Group, Inc. Letterhead]

CONTACTS:

Media:     Joanna Lipper                    Investor: Robert Onesti
-----                                       --------
           NCT Group, Inc.                            NCT Group, Inc.
           (203) 226-4447 ext. 3506                   (203) 226-4447 ext. 3502
           (203) 226-3123 (fax)                       (203) 226-3123 (fax)
           jlipper@nct-active.com                     rjonesti@nct-active.com


                              FOR IMMEDIATE RELEASE

           NCTI SUBSIDIARY DISTRIBUTEDMEDIA.COM COMPLETES ACQUISITION
                            OF THEATER RADIO NETWORK

$3.3 Million In Annual Revenues From Advertising In Multiplex Cinemas Nationwide

WESTPORT, Conn, August 23, 2000 - NCT Group, Inc. (OTCBB: NCTI) subsidiary DistributedMedia.com, Inc. (DMC) today announced the completion of the acquisition of Theater Radio Network (TRN) in a stock swap transaction. TRN is a provider of entertainment audio programming in multiplex cinemas nationwide with annual revenues of approximately $3.3 million. TRN is now a wholly-owned subsidiary of DMC called DMC Cinema, Inc. and will be run by current TRN management. "The Sight & Sound(TM) system will immediately increase our revenue-generating capacity because it will expand our current programming from primarily the screening areas of the theater into theater lobbies, concession and waiting areas," said Allan Martin, chief executive officer, Theater Radio Network. "Additionally, the Sight & Sound system adds a visual billboard component to our current audio-only programming. We expect to make great strides in market penetration with this larger multimedia presence." The current TRN programming is delivered to each theater via compact disk. Conversion to the digital Sight & Sound system will allow for remote delivery of programming and advertising to all sites, improving efficiency and enabling the quick execution of programming changes. The patent pending system also continually adjusts volume based on background noise so that the audio is always maintained at a foreground level. "This acquisition provides us with a ready-made network of 9,000 screens which is a substantial base on which to build DMC Cinema, a cinema-focused advertising network. We believe that this focus has tremendous advertising potential," said James A. McManus, chief executive officer and president, DistributedMedia.com, Inc. "Every month, TRN reaches more than 40 million listeners on behalf of its advertisers. Now, those advertisers can deliver visual impressions to their theater-going audience as well as audio programming. In addition, because a large number of TRN theaters are mall-based, advertisers will be able to take advantage of synergies such as cross promoting with mall-based retailers that are also a part of our other networks. " DMC Cinema is a synergistic expansion to DMC's entertainment-focused retail networks which include Barnes & Noble college stores with 380 locations; Wherehouse Entertainment stores with 600 locations; and Trans World Entertainment stores with 1,000 locations. U.S. consumers spent approximately $3 trillion at retail in 1999 and retailers are devising ways to keep shoppers in the store longer by delivering entertainment value to the shopping experience. The Sight & Sound system is attractive to retailers because it delivers CD-quality music which truly enhances the ambience of the retail environment, and is attractive to consumers because the audio advertisements and printed billboard messages are delivered in the context of entertaining music programming.

                           About Theater Radio Network

Theater Radio Network produces a radio show that is broadcast in movie theaters nationwide. Its program is an entertaining mix of contemporary music, celebrity interviews and trivia. Theaters that are part of the TRN network include Sony, Loews, Cineplex Odeon, Regal, United Artists and others. Advertisers include America Online, ABC Television, DreamWorks, Warner Bros., IBM, and Amoco, among others.

                        About DistributedMedia.com, Inc.

DistributedMedia.com, Inc., a subsidiary of NCT Group, Inc., sells place-based broadcast and billboard advertising through its innovative microbroadcasting network of Sight & Sound(TM) systems deployed to a wide array of out-of-home environments. For more information refer to www.distributedmedia.com.

                             About NCT Group, Inc.

NCT Group, Inc. is a publicly-traded, high-tech company. Having historically specialized in the utilization of sound and signal waves to electronically reduce noise, improve signal-to-noise ratio and enhance sound quality, the Company of today is applying its technological innovations to the areas of media, through its DistributedMedia.com, Inc. subsidiary, and communications, with a specific concentration on IP telephony applications. The Company's emerging technology incubation strategy nurtures development of NCT technologies and complimentary technologies from outside developers. Current offerings include the proprietary Sight & Sound(TM) system, a place-based advertising medium installed in retail and commercial locations; ClearSpeech(R), a suite of software algorithms for integrated Internet telephony and enhanced speech-driven applications; silicon micromachined microphone chips for use in communications products; and Java(TM) chip technology targeted to developers of smartcards, appliances and communications applications. The Company's award-winning brands include Gekko(TM) flat audio speakers and NoiseBuster(R) and ProActive(R) active noise reduction headsets. For more information, refer to www.nct-active.com.

                                     # # #

Cautionary Statement Regarding Forward-Looking Statements Certain information contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution investors and prospective investors about significant factors, which among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Investors and prospective investors should read this press release in conjunction with the Company's most recent Form 10-K and Forms 10-Q.